Exhibit 5.1

1401 Eye Street NW, Suite 800, Washington, DC 20005 · (202) 783-3300

November 9, 2026

Board of Directors

TEN Holdings, Inc.

c/o Studio

1 Rockefeller Plaza, 2nd Floor

New York, NY 10020

Ladies and Gentlemen:

We are acting as counsel to TEN Holdings, Inc., a Nevada corporation (the “Company”), in connection with the issuance of 3,389,831 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which Shares are to be issued and sold by the Company pursuant to the proposed form of Stock Purchase Agreement, dated November 9, 2026, by and among the Company and the purchasers named therein (the “Stock Purchase Agreement”). The Shares are being issued pursuant to that certain prospectus supplement dated November 9, 2026, and the accompanying base prospectus (such documents, collectively, the “Prospectus”). Such Prospectus forms part of the Company’s effective registration statement on Form S-3 (File No. 333-299485), filed by the Company on October 16, 2026, and declared effective on October 26, 2026, for the potential offer and sale, from time to time, of up to $100,000,000.00 of Common Stock, preferred stock, warrants, rights, units, and/or debt securities (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to the authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed the validity and constitutionality of each relevant statute, rule and regulation covered by this opinion letter. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based, as to matters of law, solely on Chapter 78 of the Nevada Revised Statutes, as amended. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to, and limited by the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when such Shares are issued and sold by the Company pursuant to the terms of the Stock Purchase Agreement, and delivered by the Company against receipt of the purchase price therefor, will be validly issued, fully paid and non-assessable.

Atlanta | Boston | Chicago | Dallas | Denver | Fort Lauderdale | Fort Worth | Houston

Kansas City | Los Angeles | Miami | Nashville | New York | Park City | Philadelphia | Phoenix | Raleigh

Salt Lake City | San Diego | San Francisco | Seattle | St. Louis | Washington, D.C. | Wilmington

polsinelli.com

November 9, 2026

This opinion has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC

POLSINELLI PC